Calculation of the Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)
Notes	372,000.00	$14.62

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

(2) Pursuant to Rule 457(p) under the Securities Act of 1933, filing fees have already been paid with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form S-3 (No. 333-134553) filed by Lehman Brothers Holdings Inc. and the other Registrants thereto on May 30, 2006, and have been carried forward, of which $14.62 is offset against the registration fee due for this offering and of which $535,294.98 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-134553

PRICING SUPPLEMENT NO. 871, dated June 24, 2008
(To prospectus dated May 30, 2006 and prospectus supplement dated May 30, 2006)

Principal Protected Note with Enhanced Participation linked to a Global Currency Basket

Because these Notes are part of a series of Lehman Brothers Holdings’ debt securities called Medium-Term Notes, Series I, this pricing supplement should also be read with the accompanying prospectus supplement, dated May 30, 2006  for the Issuer’s Medium Term Notes, Series I (the “MTN Prospectus Supplement”), and the accompanying prospectus dated May 30, 2006 (the “base prospectus”).  Terms used here have the meanings given to them in the MTN Prospectus Supplement or the base prospectus, unless the context requires otherwise.

Investing in the Notes involves risks. See Key Risks beginning on page 4 of this pricing supplement and on page S-4 of the MTN Prospectus Supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement, the accompanying base prospectus, the MTN Prospectus Supplement or any other relevant terms.  Any representation to the contrary is a criminal offense.

Lehman Brothers Inc., a wholly owned subsidiary of Lehman Brothers Holdings, makes a market in Lehman Brothers Holdings’ securities.  It may act as principal or agent in, and this pricing supplement may be used in connection with, those transactions.  Any such sales will be made at varying prices related to prevailing market prices at the time of sale.

Summary Description

These 100% Principal Protection Notes Linked to a Global Currency Basket (the “Notes”) provide 100% principal protection at maturity and potential enhanced returns if the performance of a basket of currencies (the “Basket”) relative to the U.S. dollar (USD) is positive.  The Basket includes the Brazilian Real (BRL), the Hungarian Forint (HUF), the Turkish Lira (TRY), the Russian Ruble (RUB) and the Indonesian Rupiah (IDR). Principal protection only applies at maturity.

☐	Potential enhanced returns linked to the appreciation of the Basket relative to the USD
☐	100% principal protection at maturity
☐	Exposure to the currencies of Brazil, Hungary, Turkey, Russia and Indonesia relative to the U.S. dollar
☐	A Participation Rate of 550%

Key Dates

Trade Date	June 24, 2008	Valuation Date [1]	December 23, 2010
Settlement Date	June 30, 2008	Maturity Date	December 30, 2010

1   Upon the occurrence of a Disruption Event with respect to a Basket Currency, the Valuation Date for the affected Basket Currency may be postponed (as described in “Disruption Events” in “Additional Specific Terms of the Notes” below).

See “Final Terms” on page 2 and “Additional Specific Terms of the Notes” on page 3.  The Notes offered will have the terms specified in the base prospectus dated May 30, 2006, the prospectus supplement dated May 30, 2006 for the Issuer’s Medium Term Notes, Series I (the “MTN Prospectus Supplement”), and this pricing supplement.   See “Key Risks” on page 4 of this pricing supplement and “Risk Factors” generally, and “Risk Factors—Risks Relating to Currency Indexed Notes” in particular, in the MTN Prospectus Supplement for risks related to an investment in the Notes.

	Price to Public(1)	Commission(2)	Proceeds to Issuer
Per note	$1,000.00	$5.00	$995.00
Total	$372,000.00	$1,860.00	$370,140.00

(1)           The price to the public includes Lehman Brothers Holdings Inc.’s cost of hedging its obligations under the notes through one or more of its affiliates, which includes such affiliates’ expected cost of providing such hedge as well as the profit these affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

(2)           Lehman Brothers Inc. will receive commissions of $5.00 per $1,000 principal amount, or 0.50%, and may use these selling concessions to other dealers.  Lehman Brothers Inc. and/or an affiliate may earn additional income as a result of payments pursuant to the hedges.

LEHMAN BROTHERS

Final Terms
Issuer:	Lehman Brothers Holdings Inc.		Currency Return:	For each Basket Currency:
Ratings:	(A1, A, A+)[1]			Initial Spot Rate – Final Spot Rate
Issue Size:	$372,000.00			Final Spot Rate
Issue Price:	100%		Final Spot Rate[2]:	For each Basket Currency, the
Term:	2.5 Years			Reference Exchange Rate for that
Basket :	The Brazilian Real (BRL), the Hungarian			Basket Currency on the Valuation Date,
	Forint (HUF), the Turkish Lira (TRY), the			determined by the Calculation Agent in
	Russian Ruble (RUB) and the Indonesian			accordance with the Spot Rate Source[2]
	Rupiah (IDR) (each a “Basket Currency” and			(subject to the occurrence of a
	collectively the “Basket Currencies”)[2].			Disruption Event).
Basket Currency	For each Basket Currency as set		Initial Spot Rate:	For each Basket Currency, the
Weighting:	below:			Reference Exchange Rate for that
	BRL	20%		Basket Currency determined by the
	HUF	20%		Calculation Agent on the Trade Date as
	TRY	20%		set forth below:
	RUB	20%
	IDR	20%		BRL	1.6046	TBD
Participation Rate:	550%			HUF	153.62	TBD
Principal Protection:	100% if held to maturity			TRY	1.2315
Payment at Maturity:	At maturity, you will receive a cash payment,			RUB	23.6108
	for each Note, of $1,000 plus the Additional			IDR	9272
	Amount, which may be zero.
Additional Amount:	An amount per Note equal to the greater of
	(a) zero and (b) $1,000 × Basket Return ×
	Participation Rate
Basket Return:	A percentage equal to:
	Basket Ending Level - Basket Starting
	Level
	Basket Starting Level
Basket Starting Level:	Set equal to 100 on the Trade Date
Basket Ending Level:	The Basket closing level on the Valuation
	Date, equal to 100 × (1 plus the sum of the
	Weighted Currency Returns)
Weighted Currency	For each Basket Currency:
Return:	Currency Return x Basket Currency
	Weighting

1 Lehman Brothers Holdings Inc. is rated A1 by Moody’s, A by Standard & Poor’s and A+ by Fitch.  A credit rating reflects the creditworthiness of Lehman Brothers Holdings Inc. and is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.

2 As used herein, the term “Final Spot Rate” has the meaning assigned to the term “Settlement Rate” in the MTN Prospectus Supplement and the term “Spot Rate Source” has the meaning assigned to the term “Settlement Rate Option” in the MTN Prospectus Supplement, and the term “Basket Currency” has the meaning assigned to the term “reference currency” in the MTN Prospectus Supplement.

Additional Specific Terms of the Notes

Valuation Date

December 23, 2010; provided that, upon the occurrence of a Disruption Event with respect to a Basket Currency, the Valuation Date for the affected Basket Currency may be postponed (as described in “Disruption Events” in “Additional Specific Terms of the Notes” below).

Reference Exchange Rates	The spot exchange rates for each of the Basket Currencies quoted against the U.S. dollar, expressed as the number of units of the Basket Currency per one U.S. dollar.

Spot Rate Source and Valuation Business Day:	The Spot Rate Source and Valuation Business Day for each Basket Currency is as set forth below:

	Basket Currency	Screen Reference	Valuation Business Day
	BRL	BRFR	Brazilia, Rio de Janiero or São Paulo
	HUF	The EUR/HUF rate on ECB37 divided by the EUR/USD rate on ECB37	London
	TRY	The EUR/TRY rate on ECB37 divided by the EUR/USD rate on ECB37	London
	RUB	EMTA	Moscow
	IDR	ABSIRFIX01	Singapore

For further information concerning the Spot Rate Source and Valuation Business Day, see “Description of the Notes—Currency-Indexed Notes” in, and Appendix A to, the MTN Prospectus Supplement

Disruption Events	If a Disruption Event relating to one or more Basket Currencies is in effect on the scheduled Valuation Date, the Calculation Agent will calculate the Basket Return using:

	•	for each Basket Currency that did not suffer a Disruption Event on the scheduled Valuation Date, the Final Spot Rate on the scheduled Valuation Date, and

•

for each Basket Currency that did suffer a Disruption Event on the scheduled Valuation Date, the Final Spot Rate on the immediately succeeding scheduled Valuation Business Day for such Basket Currency on which no Disruption Event occurs or is continuing with respect to such Basket Currency;

provided however that if a Disruption Event has occurred or is continuing with respect to a Basket Currency on each of the three scheduled Valuation Business Days following the scheduled Valuation Date, then (a) such third scheduled Valuation Business Day shall be deemed the Valuation Date for the affected Basket Currency; and (b) the Calculation Agent will determine the Final Spot Rate for the affected Basket Currency on such day in accordance with “Fallback Rate Observation Methodology” (as defined under “Description of the Notes—Currency-Indexed Notes” in the MTN Prospectus Supplement).

A “Disruption Event” means any of the following events with respect to a Basket Currency, as determined in good faith by the Calculation Agent:

(A)  the occurrence and/or existence of an event on any day that has the effect of preventing or making impossible (x) the delivery of USD from accounts inside the Basket Currency Jurisdiction for that Basket Currency to accounts outside that Basket Currency Jurisdiction; or (y) for HUF and TRY only, the conversion of the Reference Currency into USD through customary legal channels;

(B)   the occurrence of any event causing the Reference Exchange Rate for the Basket Currency to be split into dual or multiple currency exchange rates; or

(C)   the Final Spot Rate being unavailable for the Basket Currency, or the occurrence of an event (i) in the Basket Currency Jurisdiction for that Basket Currency that materially disrupts the market for the Basket Currency or (ii) that generally makes it impossible to obtain the Final Spot Rate for the Basket Currency, on the Valuation Date.

For purposes of the above, “scheduled Valuation Business Day” means a day that is or, in the judgment of the Calculation Agent, should have been,  a Valuation Business Day for the affected Basket Currency

Business Day	New York

Business Day Convention	Following

Calculation Agent:	Lehman Brothers Inc.

Identifier	CUSIP: 5252M0FZ5	ISIN: US5252M0FZ55

Denominations	$1,000 and whole multiples of $1,000

What are the tax consequences of the Notes?

Lehman Brothers Holdings Inc. intends to treat the notes as contingent payment debt instruments, as described under “Supplemental United States Federal Income Tax Consequences—Contingent Payment Debt Instruments” in the Series I MTN prospectus supplement.

Lehman Brothers Holdings Inc. has determined that the comparable yield will be an annual rate of 5.83%, compounded semi-annually. You can obtain the projected payment schedule by submitting a written request to Lehman Brothers Holdings Inc. at the following address:

Controller’s Office

Lehman Brothers Holdings Inc.

745 Seventh Avenue

New York, New York 10019

(212) 526-7000

Key Risks

An investment in the Notes entails certain risks not associated with an investment in conventional floating rate or fixed rate medium-term Notes.  You should read the risks summarized below in conjunction with, and the risks summarized below are qualified by reference to, the risks described in “Risk Factors” generally, and “Risk Factors—Risks Relating to Currency Indexed Notes” in particular, in the MTN Prospectus Supplement.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.  You should reach an investment decision only after you and your advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances.

•            No interest payments — The terms of the Notes differ from those of ordinary debt securities in that the Issuer will not pay interest on the Notes. The return on the Notes at maturity is entirely dependent on the aggregate performance of the Basket Currencies, and if the Basket Return is zero or less than zero, you will receive only the repayment of your principal, with no additional return.

•            Principal protection only if you hold the Notes to maturity — The trading value of the Notes will be affected by factors that interrelate in complex ways, including (but not limited to) the prevailing exchange rates of the Basket Currencies relative to the U.S. dollar from time to time (as discussed under “Foreign Exchange Rate Risk” below).  Although the Notes are principal-protected if held to maturity, selling this or any fixed income security prior to maturity may result in a dollar price less than 100% of the applicable principal amount of Notes sold.

•            Foreign exchange rate risk — An investment in the Notes may not be suitable for an investor unfamiliar with the exchange rates of the Basket Currencies relative to the U.S. dollar or the factors that affect movements in such exchange rates.  The exchange rates for the Basket Currencies relative to the U.S. dollar will be influenced by the complex and interrelated global and regional political, economic, financial and other factors that can affect the currency markets on which a Basket Currency is traded.  Changes in the exchange rates for the Basket Currencies result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the United States and the countries in which the Basket Currencies are circulated as legal tender, particularly relative rates of inflation, interest rate levels, the balance of payments and the extent of governmental surpluses or deficits in those countries.

Foreign exchange rates can either be fixed by the sovereign government, allowed to float within a range of exchange rates set by the government, or left to float freely. Governments, including those issuing the Basket Currencies, use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies. They may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing the Notes is that their liquidity, trading value and amount payable could be affected by the actions of sovereign governments that could change or interfere with previously freely determined currency valuations, fluctuations in response to other market forces and the movement of currencies across borders. There will be no offsetting adjustment or change made during the term of the Notes in the event that the exchange rates should become fixed (or in the case of certain currencies, become floating), or in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes or in the event of other developments affecting a Basket Currency, the U.S. dollar, or any other currency.

In addition, investments in or related to the currencies of emerging markets such as India and China are also subject to greater risks than investments in currencies of other markets.

•            Volatility of currency markets — The value of the Basket Currencies relative to the U.S. dollar have in the past been, and may continue to be, volatile and may vary based on a number of interrelated factors, including economic, financial and political events that Lehman Brothers Holdings Inc. cannot control.

•            Changes in the value of the Basket Currencies may offset each other — The Basket Return will be based on the appreciation or depreciation of the aggregate Basket Currencies as a whole.  Movements in the exchange rates of the Basket Currencies may not correlate with each other, and an increase in the values of some but not all of the Basket Currencies relative to the U.S. dollar may be substantially or entirely offset by decreases in the values of the other Basket Currencies relative to the U.S. dollar.  As a result, a positive Basket Return, and a resulting Additional Amount greater than zero, cannot be assured by appreciation in only some of the Basket Currencies. Any gain in one position may be offset by a loss in another position.

•            Exchange rates for the Basket Currencies prior to the Valuation Date will not factor into the calculation of the Basket Return — Because the Additional Amount will be based on the Basket Return, which in turn is calculated based on the Final Spot Rate for each basket Currency on the Valuation Date, a single day near the end of the term of the Notes, the exchange rates for the Basket Currencies at other times during the term of the Notes or at the Maturity Date may have appreciated more (or depreciated less) than the Final Spot Rates for the Basket Currencies on the Valuation Date.

•            Even though currency trades around-the-clock, the Notes may not — The interbank market in foreign currencies is a global, around-the-clock market. The hours of trading for the Notes may not conform to the hours during which the Basket Currencies and the U.S. dollar are traded.  Significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the market price of the Notes.

•            The market for the Notes may be illiquid — The Notes will not be listed on any securities exchange, and as a result, there may be little or no secondary market for the Notes.   Lehman Brothers Inc. and other affiliates of Lehman Brothers Inc. may make a market in the Notes, but they will not be obligated to do so and may discontinue any market-making at any time without notice.  Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the Notes easily, and if at any time Lehman Brothers Inc. were to cease acting as market makers, it is likely that there would be no secondary market for the Notes.

•            Potential conflicts of interest — Lehman Brothers Inc. and other affiliates of Lehman Brothers Holdings Inc. play a variety of roles in connection with the issuance of the Notes, including acting as Calculation Agent and hedging Lehman Brothers Holdings Inc.’s obligations under the Notes. In performing these duties, the economic interests of the Calculation Agent and other affiliates of Lehman Brothers Holdings Inc. are potentially adverse to your interests as an investor in the Notes.

•            Commissions and Hedging Costs —  The original issue price of the Notes includes the underwriting commissions and fees and Lehman Brothers Holdings Inc.’s cost of hedging its obligations under the Notes through one or more of its affiliates.  Such cost includes such affiliates’ expected cost of providing this hedge, as well as the profit these affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.  As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which you are able to sell Notes in secondary market transactions, if at all, will likely be lower than the original issue price.  In addition, any such prices may differ from values determined by pricing models used by a broker, as a result of such compensation or other transaction costs.

•            Suspension or disruption of market trading in the Basket Currencies — Certain events, including events involving the suspension or disruption of market trading in the Basket Currencies, constitute Disruption Events under the terms of the Notes.  To the extent any of these events occurs with respect to a Basket Currency and remains in effect on the Valuation Date, the Valuation Date for the affected Basket Currency may be postponed until the Disruption Event ceases to be in effect or, if the Disruption Event remains in effect for three scheduled Valuation Business Days, the exchange rate for the affected Basket Currency will be determined by the Calculation Agent in good faith based on quotations from dealers in the market for the relevant Basket Currency or, in certain circumstances, in the Calculation Agent’s discretion.  In the event that the Valuation Date for one or more Basket Currencies is postponed, the Basket

Return may be lower, and could result in the Additional Amount being lower, than what you may have anticipated based on the last available exchange rate for any affected Basket Currency as of the scheduled Valuation Date.  For further information, see “Disruption Events” above.

•            You must rely on your own evaluation of the merits of an investment linked to the Basket Currencies — In the ordinary course of their businesses, Lehman Brothers Holdings Inc., Lehman Brothers Inc. or their respective affiliates may from time to time express views on expected movements in the exchange rates of the Basket Currencies or other currencies. These views are sometimes communicated to clients who participate in the markets for the Basket Currencies and other currencies. However, these views, depending upon worldwide economic, political and other developments, may vary over differing time horizons and are subject to change. In connection with your purchase of the Notes, you should investigate the Basket Currencies and the markets in which they trade and not rely on views which may be expressed by Lehman Brothers Holdings Inc., Lehman Brothers Inc. or their respective affiliates in the ordinary course of their businesses with respect to future Basket Currency or other currency price movements.

•            Historical information about the exchange rates for the Basket Currencies may not be indicative of future values — Historical information on the exchange rates of the Basket Currencies relative to the U.S. dollar, and hypothetical historical information concerning the composite Basket performance, furnished herein is provided as a matter of information only, and you should not regard the information as indicative of the range of, or trends in, future fluctuations in the exchange rates for the Basket Currencies relative to the U.S. dollar, the future performance of the Basket, the Basket Return or what the value of the Notes may be. Fluctuations in exchange rates make it difficult to predict whether the Additional Amount will be payable at maturity, or what that Additional Amount, if any, may be.  Historical exchange rate fluctuations may be greater or lesser than those experienced by the holders of the Notes.

•            Certain activities by Lehman Brothers Holdings Inc., Lehman Brothers Inc. and their respective affiliates may adversely affect the value of the Notes — Lehman Brothers Holdings Inc. or one or more of its affiliates may hedge its obligations under the Notes by purchasing or selling the Basket Currencies, options or futures on the Basket Currencies or other instruments linked to the Basket Currencies, and may adjust the hedge by, among other things, purchasing or selling any of the foregoing, at any time and from time to time, and by unwinding the hedge by selling any of the foregoing. Lehman Brothers Holdings Inc. or one or more of its affiliates also may enter into, adjust and unwind hedging transactions relating to other notes whose returns are linked to the same Basket Currencies.  Lehman Brothers Inc. and their respective affiliates may engage in trading in the Basket Currencies, or instruments whose returns are linked to the Basket Currencies, either for their proprietary accounts, for other accounts under their management or to facilitate transactions on behalf of customers. Any of these activities may adversely affect the market values or levels of the Basket Currencies and therefore the market value of the Notes. It is possible that Lehman Brothers Holdings Inc., Lehman Brothers Inc. or their respective affiliates could receive positive returns with respect to these activities while the value of the Notes may decline.

Lehman Brothers Holdings Inc. or its affiliates also have issued and in the future may issue, and Lehman Brothers Inc. and their respective affiliates also have underwritten on behalf of other issuers and in the future may underwrite, other securities or financial or derivative instruments with returns linked to changes in the level of the Basket Currencies or other currencies. By introducing competing products into the marketplace in this manner, Lehman Brothers Holdings Inc., Lehman Brothers Inc. and their respective affiliates could adversely affect the value of the Notes and the amount payable on the Notes.

•            The trading value of the Notes may reflect a time premium or discount — As a result of a “time premium or discount,” the Notes may trade at a value above or below that which would be expected based on the level of interest rates and the values of the Basket Currencies relative to the U.S. dollar.  A “time premium or discount” results from expectations regarding the value of one or more Basket Currencies relative to the U.S. dollar during the period prior to the Maturity Date.  However, as the time remaining to the Maturity Date decreases, this time premium or discount may diminish, thereby decreasing or increasing the market value of the Notes.

•            The Notes are not foreign currencies, and holders of the Notes will have no rights to receive the Basket Currencies — The Notes are linked to the composite value of the Basket Currencies relative to the U.S. dollar, but are not themselves the Basket Currencies.  The Payment at Maturity on the Notes will be made in U.S. dollars, and investing in the Notes will not entitle holders of the Notes to receive the Basket Currencies.

Hypothetical Historical Basket Ending Level

The following graph shows the hypothetical Basket Ending Level at the end of each week in the period from the week ending June 19, 2005 through the week ending June 22, 2008 and the Trade Date, using a Basket Ending Level indexed to 100 on the Trade Date, based upon the Initial Spot Rates determined on that day.  The Basket Ending Level for any prior day was obtained by using the formula for the calculation of the Basket Ending Level described above. For purposes of the Notes and the determination of the Additional Amount (if any), the Basket Starting Level was indexed to 100 on the Trade Date.

The following graph uses historical weekly data for the Basket Currencies obtained from Reuters; none of Lehman Brothers Inc. or Lehman Brothers Holdings Inc. makes any representation or warranty as to the accuracy or completeness of this data.  The hypothetical historical Basket Ending Level is not necessarily indicative of the future performance of the Basket, the actual Basket Ending Level, the Basket Return or what the value of the Notes may be. Fluctuations in exchange rates make it difficult to predict whether the Additional Amount will be payable at maturity, or what that Additional Amount, if any, may be.  Historical exchange rate fluctuations may be greater or lesser than those experienced by the holders of the Notes.

Hypothetical Historical Basket Ending Level

Historical Exchange Rates

The following graphs show the spot exchange rates for each Basket Currency at the end of each week in the period from the week ending June 19, 2005 through the week ending June 22, 2008. The spot exchange rates presented in the following charts are expressed as the amount of U.S. dollars per Basket Currency to show the appreciation or depreciation, as the case may be, of the Basket Currency against the U.S. dollar. The spot exchange rates used to calculate the Basket Return are expressed as the amount of Basket Currency per U.S. dollar, which are the inverse of the spot exchange rates presented in the following charts.

The historical exchange rates presented in the graphs below were prepared using historical data obtained from Reuters; none of Lehman Brothers Inc. or Lehman Brothers Holdings Inc. makes any representation or warranty as to the accuracy or completeness of this data.  The historical data on each Basket Currency is not necessarily indicative of the future performance of the Basket Currencies, the Basket Return or what the value of the Notes may be. Fluctuations in exchange rates make it difficult to predict whether the Additional Amount will be payable at maturity, or what that Additional Amount, if any, may be.  Historical exchange rate fluctuations may be greater or lesser than those experienced by the holders of the Notes.

Scenario Analysis and Examples at Maturity

The following examples for the Notes show scenarios for the Payment at Maturity of the Notes, based on a Participation Rate of 550% and assuming hypothetical Basket Returns from -100% to +100%.

Basket Return	Additional Amount
20%	110.0%
15%	82.5%
10%	55.0%
5%	27.5%
0%	0%
-10%	0%
-20%	0%
-30%	0%
-40%	0%

If the Basket Ending Level, which is linked to the performance of the Basket Currencies versus the U.S. dollar, is greater than 100 on the Valuation Date (i.e., if the Basket Currencies appreciate in the aggregate relative to the U.S. dollar), the Basket Return will be greater than zero, and the investor will receive a single payment at maturity equal to the principal amount of the Notes plus an Additional Amount equal to the principal amount of the Notes multiplied by the Participation Rate and the appreciation of the Basket (that is, the amount by which the Basket Return is greater than zero). If the Basket Ending Level is less than or equal to 100 on the Valuation Date, the Basket Return will be below or equal to zero, and the investor will receive at maturity only the principal amount of the Notes, with no additional return.  The Notes do not bear interest and are 100% principal protected if held to maturity.

Example A — The level of the Basket increases from the Basket Starting Level of 100 to a Basket Ending Level of 110. Because the Basket Ending Level is 110 and the Basket Starting Level is 100, the Basket Return is 10%, calculated as follows:

(110 - 100)/100 = 10%

Because the Basket Return is 10%, the Additional Amount is equal to $550, a return of 55% per $1,000 Note, and the payment at maturity is equal to $1,550 per $1,000 Note, calculated as follows:

$1,000 + ($1,000 × 10% × 550%) = $1,550

Example B — The level of the Basket decreases from the Basket Starting Level of 100 to a Basket Ending Level of 90. Because the Basket Ending Level is 90 and the Basket Starting Level is 100, the Basket Return is -10% calculated as follows:

(90 - 100)/100 = -10%

Because the Basket Return is -10%, the Additional Amount is equal to $0, a return of 0% per $1,000 Note, and the payment at maturity is equal to $1,000 per $1,000 Note.

Additional Payment at Maturity Examples

The following additional payment examples for the Notes shows scenarios for the Payment at Maturity of the Notes, illustrating Basket Ending Levels above and below 100 (and resulting positive and negative Basket Returns), reflecting either correlated or offsetting appreciation and depreciation in the different Basket Currencies.  The following examples are, like the above, based on the Participation Rate of 550%, and values for the Initial Spot Rates for the Basket Currencies (each of which was determined on the Trade Date).  The below examples are also based on hypothetical values for the Final Spot Rates (which will be determined on the Valuation Date), and the resulting Basket Ending Level and Basket Return.  The hypothetical Final Spot Rate values for the Basket Currencies have been chosen arbitrarily for the purpose of these examples, are not associated with Lehman Brothers Research forecasts for any Basket Currency/USD exchange rates and should not be taken as indicative of the future performance of any Basket Currency/USD exchange rate.

Example A: BRL, HUF, TRY, RUB and IDR each appreciate relative to their respective Initial Spot Rates, resulting in a Basket Ending Level of 107.83 and a Basket Return of 0.0783 (7.83%).  Because the Basket Return is greater than zero, the Additional Amount is equal to 43.065% ($430.65 per $1,000 Note), and the Payment at Maturity is equal to 143.065%, times the principal amount of the Notes.

Because the Basket Return is 7.83%, which is greater than zero, the Additional Amount is equal to $430.65, and the Payment at Maturity is equal to $1, 430.65 per $1,000 Note (reflecting an Additional Amount of $430.65, and a return of 43.065%, per $1,000 Note), calculated as follows:

$1,000 + ($1,000 × 7.83% × 550%) = $1,430.65.

The table below illustrates how the Basket Ending Level in the above example was calculated:

Basket Currency	Initial Spot Rate (on Trade Date)	Final Spot Rate (on Valuation Date)	Currency Return	Basket Currency Weighting	Weighted Currency Return
BRL	1.6046	1.4923	0.0753	20%	0.0151
HUF	153.62	141.33	0.0870	20%	0.0174
TRY	1.2315	1.0960	0.1236	20%	0.0247
RUB	23.6108	22.1942	0.0638	20%	0.0128
IDR	9272	8901	0.0417	20%	0.0083
		Sum of Weighted Currency Returns =			0.0783
Basket Ending Level = 100 × (1 + Sum of Weighted Currency Returns) =					107.83

Example B: BRL, HUF, TRY, RUB and IDR each depreciate relative to their respective Initial Spot Rates, resulting in a Basket Ending Level of 91.57 and a Basket Return of -0.0843 (-8.43%).  Because the Basket Return is less than zero, the Additional Amount is equal to 0.00% ($0.00 per $1,000 Note), and the Payment at Maturity is equal to 100.00%, times the principal amount of the Notes.

Because the Basket Return is -8.43%, which is less than zero, the Additional Amount is equal to $0.00, and the Payment at Maturity is equal to $1,000 per $1,000 Note (reflecting an Additional Amount of $0.00 per $1,000 Note), the repayment of principal invested, because the Notes are 100% principal protected, with no additional return.

The table below illustrates how the Basket Ending Level in the above example was calculated:

Basket Currency	Initial Spot Rate (on Trade Date)	Final Spot Rate (on Valuation Date)	Currency Return	Basket Currency Weighting	Weighted Currency Return
BRL	1.6046	1.7330	-0.0741	20%	-0.0148
HUF	153.62	168.98	-0.0909	20%	-0.0182
TRY	1.2315	1.3005	-0.0531	20%	-0.0106
RUB	23.6108	25.4761	-0.0732	20%	-0.0146
IDR	9272	10663	-0.1305	20%	-0.0261
		Sum of Weighted Currency Returns =			-0.0843
Basket Ending Level = 100 × (1 + Sum of Weighted Currency Returns) =					91.57

Example C: BRL, HUF and IDR each appreciate relative to their respective Initial Spot Rates while TRY and RUB each depreciate relative to their respective Initial Spot Rates, resulting in a Basket Ending Level of 103.54 and a Basket Return of 0.0354 (3.54%).  Because the Basket Return is greater than zero, the Additional Amount is equal to 19.46% ($194.70 per $1,000 Note), and the Payment at Maturity is equal to 119.47%, times the principal amount of the Notes.

Because the Basket Return is 3.54%, which is greater than zero, the Additional Amount is equal to $194.70, and the Payment at Maturity is equal to $1,194.70 per $1,000 Note (reflecting an Additional Amount of $194.70, and a return of 19.47%, per $1,000 Note), calculated as follows:

$1,000 + ($1,000 × 3.54% × 550%) = $1,194.70.

The table below illustrates how the Basket Ending Level in the above example was calculated:

Basket Currency	Initial Spot Rate (on Trade Date)	Final Spot Rate (on Valuation Date)	Currency Return	Basket Currency Weighting	Weighted Currency Return
BRL	1.6046	1.4409	0.1136	20%	0.0227
HUF	153.62	140.72	0.0917	20%	0.0183
TRY	1.2315	1.2611	-0.0234	20%	-0.0047
RUB	23.6108	24.4844	-0.0357	20%	-0.0071
IDR	9272	8994	0.0309	20%	0.0062
		Sum of Weighted Currency Returns =			0.0354
	Basket Ending Level = 100 × (1 + Sum of Weighted Currency Returns) =				103.54

Example D:  BRL, TRY and IDR each depreciate relative to their respective Initial Spot Rates while HUF and RUB each appreciate relative to their respective Initial Spot Rates, resulting in a Basket Ending Level of 98.68 and a Basket Return of -0.0132 (-1.32%).  Because the Basket Return is less than zero, the Additional Amount is equal to 0.00% ($0.00 per $1,000 Note), and the Payment at Maturity is equal to 100.00%, times the principal amount of the Notes.

Because the Basket Return is -1.32%, which is less than zero, the Additional Amount is equal to $0.00, and the Payment at Maturity is equal to $1,000 per $1,000 Note (reflecting an Additional Amount of $0.00 per $1,000 Note), the repayment of principal invested, because the Notes are 100% principal protected, with no additional return.

The table below illustrates how the Basket Ending Level in the above example was calculated:

Basket Currency	Initial Spot Rate (on Trade Date)	Final Spot Rate (on Valuation Date)	Currency Return	Basket Currency Weighting	Weighted Currency Return
BRL	1.6046	1.8341	-0.1251	20%	-0.0250
HUF	153.62	148.70	0.0330	20%	0.0066
TRY	1.2315	1.4199	-0.1327	20%	-0.0265
RUB	23.6108	19.8803	0.1876	20%	0.0375
IDR	9272	9550	-0.0291	20%	-0.0058
		Sum of Weighted Currency Returns =			0.0132
	Basket Ending Level = 100 × (1 + Sum of Weighted Currency Returns) =				98.68

Supplemental Plan of Distribution

We will agree to sell to Lehman Brothers Inc., the “Agent,” and the Agent will agree to purchase, all of the Notes at the price indicated on the cover of this pricing supplement.

After the initial public offering, the public offering price and other selling terms may from time to time be varied by the Agent.

We expect to deliver the Notes against payment on or about June 30, 2008, which will be the fourth business day following the Trade Date. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if any purchaser wishes to trade the Notes on the Trade Date, it will be required, by virtue of the fact that the Notes initially will settle on the fourth business day following the Trade Date, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement.

If the Notes are sold in a market-making transaction after their initial sale, information about the purchase price and the date of the sale will be provided in a separate confirmation of sale.

We or our affiliate will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and the Agent and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.